Exhibit 99.1

Aon Corporation Responds to Press Reports

CHICAGO, December 6, 2004 - Aon Corporation (NYSE: AOC) today responded to recent press reports about the investigation of the insurance industry by the New York Attorney General’s office and others.

The press reports’ characterizations of Aon Chairman and CEO Patrick G. Ryan as “not fazed” by the investigations are not accurate.  In fact, Mr. Ryan and Aon Corporation take these matters very seriously.  We believe that the Attorney General’s investigation has raised serious issues about the insurance industry, which is why Aon has announced that it will terminate contingent commissions and has put in place new business practices for the future.

Mr. Ryan also clarified quotes, attributed to him by the press reports, that he was “very comfortable” with the behavior of Aon’s employees, and that Aon’s past acceptance of contingent commissions did not cause brokers to place business with particular insurance companies.  “I made positive comments about the conduct of Aon employees because I do believe the vast majority of our employees adhere to the longstanding principles embodied in our Code of Conduct and Aon Values.  However, we have found indications that some employees have not always followed these principles.”  Aon does not wish to prejudge the investigations, with which we continue to cooperate, and the Company has been conducting its own internal review to identify improper behavior and take appropriate action.

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  The company employs approximately 51,000 professionals in its 600 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors.  Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

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Investor Contact:	Craig Streem
Corporate Vice President, Investor Relations
312-381-3983

Media Contact:	Gary Sullivan
Senior Vice President, Corporate Communications
312-381-2467